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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-67519, 333-67517, and 333-67507) pertaining to the Infoseek
Corporation - Amended and Restated 1996 Stock Option/Stock Issuance Plan, Infoseek Corporation - Amended and Restated Employee Stock Purchase Plan, Amended and Restated WebChat Communications, Inc. 1996 Stock Option Plan, 1998 Employee and Acquisition Nonqualified Stock Option Plan, Starwave Corporation Revised 1992 Combined Incentive and Nonqualified Stock Option Plan, Amended and Restated as of March 7, 1995 and Starwave Corporation 1997 Nonqualified Stock Option Plan of Infoseek Corporation of our report dated January 16, 1998, except for Note 8 as to which the date is February 12, 1998 and Note 2 as to which the date is April 17, 1998, with respect to the consolidated financial statements of Infoseek Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this Current Report (Form 8-K/A) of Infoseek Corporation dated December 8, 1998.

Our audits also included the financial statement schedule of Infoseek Corporation included in this Current Report. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                             /s/ Ernst & Young LLP

                                             ERNST & YOUNG LLP


San Jose, California
December 4, 1998